Symbotic LLC 200 Research Drive | Wilmington, MA 01887 Phone 978-284-2800 | www.symbotic.com May 6, 2026 James Kuffner c/o Symbotic Inc. 200 Research Drive Wilmington, MA 01887 Re: Corporate Apartment Dear James: On June 6, 2025, you signed a letter agreement with Symbotic LLC (the “Company”) regarding temporary accommodations near the headquarters of the Company in Wilmington, Massachusetts (“Letter Agreement”). The Letter Agreement terminated on April 30, 2026. This letter amends and restates the terms of your temporary accommodations subject to your continued employment with the Company or any of its subsidiaries. If you understand and agree to these terms, please sign at the end of this letter. 1. Beginning on June 6, 2025, the Company will provide you access to a furnished corporate apartment with two bedrooms and two bathrooms at the Life Time Living Burlington apartment complex. 2. You may use the apartment on a temporary basis as the Company’s guest and at its sole and absolute discretion. Whom you allow into the apartment as your guest (including family, colleagues, friends or others) will be up to you, and you will be solely responsible for any guests. 3. You agree not to rent the apartment or any portion of the apartment to anyone or use any of it for any commercial or illegal purpose. You agree to use good judgment and follow the Code of Business Conduct and Ethics and other policies of the Company in connection with your use of the apartment. You will be responsible for cleaning the apartment and for any maintenance not provided by the owner of the apartment complex. In addition, you agree to follow any other rules required by the owner and/or landlord. You expressly consent to the Company providing relevant personal information about you to the owner and/or landlord of the apartment complex in connection with this arrangement and as required in relation to the lease. 4. The purpose of this housing is to facilitate you spending time at the Company’s headquarters. If at any time, and for any reason, the Company’s desire (in the Company’s sole judgment) for you to spend time at the Company’s headquarters ends or significantly decreases, the Company may stop providing you with this Docusign Envelope ID: 89D406EA-D70A-8FBE-82D4-AB492707BB43 Page 2 www.symbotic.com housing with no liability to you. You unconditionally agree to vacate the apartment in good order and to ensure that anyone who is your guest in the apartment does so as well, within seven (7) days after the Company requests that you do so, regardless of the reason for the Company’s request and whether or not you agree with the Company’s reason. 5. This letter doesn’t change the terms of your employment. It is not a lease, and it does not make you a tenant. It merely describes the Company’s plan to meet the expense of your business accommodation as set out above. The terms of the Company’s travel and expenses policy continue to apply in the normal way. If you have questions about this letter or would like to discuss a different approach to your housing needs, please let me know. Sincerely, Eric Hyland Senior Director, HR Business Partner I understand and agree to the terms of this letter. _____________________________ James Kuffner Date: Docusign Envelope ID: 89D406EA-D70A-8FBE-82D4-AB492707BB43 May 6, 2026